Exhibit 99.2

United Fire & Casualty Company shareholders will have an opportunity to approve formation of a new holding company structure at a special shareholder meeting scheduled for 1:00 p.m. on November 17, 2011.

Reasons for forming a Holding Company

•	Future Strategic and Business Flexibility – Would provide a more flexible structure for future expansion and acquisition, while maintain separation of business operations and risks

•	Future Financing Flexibility – Would allow access to financing vehicles not currently available to insurance companies and more readily available to companies with a variety of diversified businesses under a single corporate umbrella

•	Not an Insurance Company - United Fire Group (the holding company) would not be an insurance company, and would not be subject to most insurance laws, rules and regulations

Comparison of United Fire & Casualty Company to United Fire Group

•	Most provisions of United Fire Group’s governing documents (Articles of Incorporation and Bylaws) mirror those contained in United Fire & Casualty Company’s existing governing documents:

•	The same authorized capital stock – 75,000,000 shares of common stock; 10,000,000 shares of preferred stock.

•	The same Board of Directors.

•	Shareholders entitled to one vote per common share, no cumulative voting rights.

•	The same Board of Directors limitation of liability and indemnification provisions, designed to conform to Iowa law.

•	Some key provisions of the organizational documents of the new holding company that enhance shareholder participation in governance matters:

	United Fire &
	Casualty Company	United Fire Group, Inc.
Shareholder approval required to amend Articles of Incorporation	66%	60%
Shareholder approval required for merger or sale of all, or substantially all, assets or similar transactions	66%	60%
Shareholders required to call a special meeting of the corporation	51%	30%

Additional Information

United Fire & Casualty Company has filed with the SEC a preliminary proxy statement/prospectus on Form S-4 and other relevant documents related to approval of the proposed holding company formation. United Fire & Casualty will be filing a final proxy statement/prospectus with the SEC relating to the proposed holding company formation.

The combined preliminary proxy statement/prospectus on Form S-4 is available, free of charge, on the SEC’s web site (www.sec.gov). Once filed, the final proxy statement/prospectus will be available, free of charge, on the SEC’s web site (www.sec.gov), and will be also be available free of charge from Investor Relations, United Fire & Casualty Company, P.O. Box 73909 Cedar Rapids, IA 52407-3909, or by calling (800) 332-7977. United Fire & Casualty Company plans to mail the final proxy statement/prospectus to its shareholders.

Shareholders are urged to read the final proxy statement/prospectus when it becomes available and any other relevant documents filed by United Fire & Casualty Company with the SEC in connection with the proposed holding company formation, as well as any amendments or supplements to those documents, because they will contain important information.

This solicitation is made on behalf of the Board of Directors and management of United Fire & Casualty Company. The directors, executive officers and certain other members of management and employees of United Fire & Casualty Company may be deemed to be “participants” in the solicitation of proxies for shareholder approval. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholder approval will be set forth in the final proxy statement and the other relevant documents to be filed with the SEC. You can find information about United Fire & Casualty Company’s executive officers and directors in the proxy statement related to its 2011 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on April 18, 2011.

SOURCE: United Fire & Casualty Company